Exhibit 99.1

Teva Reports First Quarter 2020 Financial Results

  Revenues of $4.4 billion
  GAAP diluted EPS of $0.06
  Non-GAAP diluted EPS of $0.76
  Free cash flow of $551 million
  Full year 2020 business outlook reaffirmed:
    Net revenues of $16.6 - $17 billion
    EBITDA of $4.5 - $4.9 billion
    EPS of $2.30 - $2.55
    Free cash flow of $1.8 - $2.2 billion

TEL AVIV, Israel--(BUSINESS WIRE)--May 7, 2020--Teva Pharmaceutical Industries Ltd. (NYSE: TEVA, TASE: TEVA) today reported results for the quarter ended March 31, 2020.

Mr. Kåre Schultz, Teva's President and CEO, said, “2020 brought an unprecedented global health crisis, affecting all nations and industries, including the pharmaceutical industry, which plays many roles in countering the epidemic. As our industry responds to the challenge, we are reminded of the importance of reliable supplies of high quality generic medicines to meet critical demand. Teva has responded to this challenge by supporting efforts of governments and health services to curb the impact of the virus. We have done this while taking robust measures to safeguard the health and well-being of our employees, who have diligently worked to ensure that all our manufacturing and distribution facilities remain open to allow the safe supply of medicines and APIs to our customers, and to millions of patients around the world."

Mr. Schultz continued, "Our very strong results during the first quarter of 2020 were impacted by greater demand in our major markets for generic and OTC products and respiratory products. Stronger revenues across these categories, along with growth in our operating and net profit, contributed to strong free cash flow and a further reduction in our net debt to $24.3 billion."

"Looking ahead, in light of the challenges and uncertainties facing our industry and society at large, we will continue to take measures to safeguard our dedicated employees, securing continued operation of our supply chain and deliveries of our broad portfolio to the 200 million patients we serve."

First Quarter 2020 Consolidated Results

Revenues in the first quarter of 2020 were $4,357 million, an increase of 5% in both U.S. dollar and local currency terms, compared to the first quarter of 2019. This increase was mainly due to higher revenues from generics and OTC sales in Europe, higher revenues from AUSTEDO® and Anda in North America and higher revenues from our International Markets segment, partially offset by lower revenues from generics in the U.S. and lower revenues from QVAR® and BENDEKA®/TREANDA® in North America.

Exchange rate differences between the first quarter of 2020 and the first quarter of 2019, net of hedging, negatively impacted our revenues by $3 million and positively impacted our GAAP and non-GAAP operating income by $27 million and $25 million, respectively.

GAAP gross profit was $2,063 million in the first quarter of 2020, an increase of 11% compared to the first quarter of 2019. GAAP gross profit margin was 47.3% in the first quarter of 2020, compared to 44.7% in the first quarter of 2019. Non-GAAP gross profit was $2,312 million in the first quarter of 2020, an increase of 8% compared to the first quarter of 2019. Non-GAAP gross profit margin was 53.1% in the first quarter of 2020, compared to 51.8% in the first quarter of 2019. The increase in gross profit as a percentage of revenues was mainly due to higher profitability in each of our three segments, mainly due to higher revenues from AUSTEDO, a favorable mix of generic products in North America, a favorable mix of generic products in Europe and International Markets and a positive impact from our hedging activity, partially offset by higher revenues from Anda, which has lower profitability.

GAAP Research and Development (R&D) expenses in the first quarter of 2020 were $221 million, a decrease of 15% compared to the first quarter of 2019. Non-GAAP R&D expenses were $221 million, or 5.1% of quarterly revenues, in the first quarter of 2020, compared to $255 million, or 6.1%, in the first quarter of 2019. The decrease in R&D expenses resulted primarily from the life cycle and stage of various projects.

GAAP Selling and Marketing (S&M) expenses in the first quarter of 2020 were $613 million, a decrease of 5% compared to the first quarter of 2019. Non-GAAP S&M expenses were $570 million, or 13.1% of quarterly revenues, in the first quarter of 2020, compared to $602 million, or 14.5%, in the first quarter of 2019. The decrease was mainly due to cost reductions and efficiency measures, as well as lower marketing and travel costs attributed to travel restrictions related to the COVID-19 pandemic.

GAAP General and Administrative (G&A) expenses in the first quarter of 2020 were $304 million, an increase of 4% compared to the first quarter of 2019. Non-GAAP G&A expenses were $290 million, or 6.7% of quarterly revenues, in the first quarter of 2020, compared to $280 million, or 6.8%, in the first quarter of 2019.

GAAP and non-GAAP other income in the first quarter of 2020 was $13 million, compared to $6 million in the first quarter of 2019.

GAAP operating income in the first quarter of 2020 was $191 million, compared to $134 million in the first quarter of 2019. Non-GAAP operating income in the first quarter of 2020 was $1,244 million, an increase of 22% compared to $1,019 million in the first quarter of 2019. This increase was mainly due to higher profit in our Europe, International Markets and North America segments and the economic hedging activities mentioned above as well as lower operating expenses, notably S&M expenses, primarily related to the COVID-19 pandemic.

EBITDA (non-GAAP operating income, which excludes amortization and certain other items, as well as depreciation expenses) was $1,375 million in the first quarter of 2020, an increase of 19% compared to $1,154 million in the first quarter of 2019.

GAAP financial expenses were $224 million in the first quarter of 2020, compared to $218 million in the first quarter of 2019. Non-GAAP financial expenses were $213 million in the first quarter of 2020, compared to $220 million in the first quarter of 2019.

In the first quarter of 2020, we recognized a GAAP tax benefit of $59 million, on pre-tax loss of $33 million. In the first quarter of 2019, we recognized a tax expense of $9 million, on pre-tax loss of $84 million. Our tax rate for the first quarter of 2020 was mainly affected by impairments in jurisdictions in which tax rates are higher than Teva's average tax rate. Non-GAAP income taxes for the first quarter of 2020 were $175 million, or 17%, on pre-tax non-GAAP income of $1,030 million. Non-GAAP income taxes in the first quarter of 2019 were $125 million, or 16%, on pre-tax non-GAAP income of $799 million. Our non-GAAP tax rate for the first quarter of 2020 was mainly affected by the mix of products sold and lower interest expense disallowance compared to the first quarter of 2019.

We expect our annual non-GAAP tax rate for 2020 to be 17-18%, unchanged from our outlook provided in February 2020.

GAAP net income attributable to ordinary shareholders and GAAP diluted EPS were $69 million and $0.06, respectively, in the first quarter of 2020, compared to GAAP net loss and GAAP diluted loss per share of $105 million and $0.10 in the first quarter of 2019. Non-GAAP net income attributable to ordinary shareholders and non-GAAP diluted EPS in the first quarter of 2020 were $835 million and $0.76, respectively, compared to $654 million and $0.60 in the first quarter of 2019. The increase in non-GAAP net income and EPS is mainly due to higher profit in our Europe, International Markets and North America segments and the economic hedging activities mentioned above as well as lower operating expenses, notably S&M expenses, primarily related to the COVID-19 pandemic, partially offset by higher non-GAAP taxes compared to the first quarter of 2019.

The weighted average diluted shares outstanding used for the fully diluted share calculation for the three months ended March 31, 2020 and 2019 were 1,096 million and 1,090 million shares, respectively. The weighted average outstanding shares for the fully diluted EPS calculation on a non-GAAP basis for the three months ended March 31, 2020 and 2019 were 1,096 million and 1,093 million shares, respectively.

As of March 31, 2020 and 2019, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,118 million and 1,107 million, respectively.

Non-GAAP information: Net non-GAAP adjustments in the first quarter of 2020 were $766 million. Non-GAAP net income and non-GAAP EPS for the first quarter of 2020 were adjusted to exclude the following items:

  Impairment of long-lived assets of $724 million, mainly comprised of $649 million in impairments of long-lived intangible assets, which were mainly attributed to the results in AUSTEDO for the treatment of Tourette syndrome, ongoing regulatory pricing reductions and generic competition in Japan and updated marketing assumptions regarding price and volumes of certain generic products in the U.S.;
  Amortization of purchased intangible assets of $258 million, of which $223 million is included in cost of sales and the remaining $35 million in S&M expenses;
  Restructuring expenses of $39 million;
  Equity compensation expenses of $30 million;
  Other items of $37 million;
  Legal settlements and loss contingencies of $25 million due to a settlement of an action brought against the sellers of Auden McKenzie;
  Minority income of $63 million; and
  Income tax of $234 million.

Teva believes that excluding such items facilitates investors’ understanding of its business. For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the first quarter of 2020 was $305 million, compared to $112 million in the first quarter of 2019. This increase was mainly due to higher operating profit in each of our three segments, as well as lower performance incentive payments to employees paid in the first quarter of 2020 compared to the amounts paid in the first quarter of 2019.

Free cash flow (cash flow generated from operating activities, net of cash received for capital investments and beneficial interest collected in exchange for securitized trade receivables) was $551 million in the first quarter of 2020, compared to $360 million in the first quarter of 2019. This increase was mainly due to higher cash flow generated from operating activities, including significant consumption of inventories.

As of March 31, 2020, our debt was $26,103 million, compared to $26,908 million as of December 31, 2019. The decrease was mainly due to repayment at maturity of our $700 million 2.25% senior note senior notes and exchange rate fluctuations. The portion of total debt classified as short-term as of March 31, 2020 was 6%, compared to 9% as of December 31, 2019. Our average debt maturity was approximately 6.6 years as of March 31, 2020, compared to 6.4 years as of December 31, 2019.

Segment Results for the First Quarter 2020

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended March 31, 2020 and 2019:

	Three months ended March 31,
	2020		2019
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,082	100%	$2,047	100.0%
Gross profit	1,062	51.0%	1,039	50.8%
R&D expenses	146	7.0%	165	8.1%
S&M expenses	251	12.1%	268	13.1%
G&A expenses	118	5.6%	112	5.5%
Other (income) expense	(2)	§	(4)	§
Segment profit*	$550	26.4%	$498	24.3%

* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our North America segment in the first quarter of 2020 were $2,082 million, an increase of $36 million, or 2%, compared to the first quarter of 2019, mainly due to an increase in revenues of AUSTEDO and Anda as well as a milestone payment related to our anti-CGRP intellectual property, partially offset by lower revenues from QVAR, BENDEKA/TREANDA, COPAXONE and generic products.

Revenues in the United States, our largest market, were $1,940 million in the first quarter of 2020, an increase of $29 million, or 2%, compared to the first quarter of 2019.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended March 31, 2020 and 2019:

	Three months ended March 31,		Percentage Change
	2020	2019	2019-2020
	(U.S. $ in millions)

Generic products	$952	$966	(1%)
AJOVY	29	20	44%
AUSTEDO	122	74	64%
BENDEKA/TREANDA	105	122	(14%)
COPAXONE	198	208	(5%)
ProAir*	59	59	1%
QVAR	45	64	(29%)
Anda	426	379	13%
Other	146	155	(6%)
Total	$2,082	$2,047	2%
_________
*Does not include revenues from the ProAir authorized generic, which are included under generic products.

Generic products revenues in our North America segment (including biosimilars) in the first quarter of 2020 were $952 million a decrease of 1% compared to the first quarter of 2019. This decrease was mainly due to price erosion in our product portfolio and lower royalty income, offset by an increase in revenues from launches of new products, including TRUXIMA and from our ProAir® authorized generic due to higher demand related to the COVID-19 pandemic.

In the first quarter of 2020, we led the U.S. generics market in total prescriptions and new prescriptions, with approximately 389 million total prescriptions (based on trailing twelve months), representing 10.4% of total U.S. generic prescriptions according to IQVIA data.

AJOVY revenues in our North America segment in the first quarter of 2020 were $29 million, an increase of $9 million, or 44% compared to the first quarter of 2019, mainly due to growth in volume in the first quarter of 2020. AJOVY was approved by the FDA and launched in the United States in September 2018 for the preventive treatment of migraine in adults. On January 27, 2020, the FDA approved an auto-injector device for AJOVY in the U.S., which became commercially available in April 2020. In addition, AJOVY was approved in Canada on April 14, 2020.

AUSTEDO revenues in our North America segment in the first quarter of 2020 increased by 64% to $122 million, compared to $74 million in the first quarter of 2019. This increase was mainly due to growth in volume in the first quarter of 2020.

BENDEKA and TREANDA combined revenues in our North America segment in the first quarter of 2020 decreased by 14% to $105 million, compared to the first quarter of 2019, mainly due the emergence of alternative novel therapies and continued competition from Belrapzo® (a ready-to-dilute bendamustine hydrochloride product from Eagle Pharmaceuticals, Inc.).

COPAXONE revenues in our North America segment in the first quarter of 2020 decreased by 5% to $198 million, compared to the first quarter of 2019, mainly due to generic competition in the United States.

ProAir® revenues in our North America segment in the first quarter of 2020 were $59 million, flat compared to the first quarter of 2019. In January 2019, we launched our own ProAir authorized generic in the United States following the launch of a generic version of Ventolin® HFA, another albuterol inhaler. Revenues from our ProAir HFA authorized generic are included in “generic products” above. ProAir is the fourth-largest short-acting beta-agonist in the market, with an exit market share of 15.5% (37.5% including our ProAir HFA authorized generic, making our overall albuterol product the largest in the market) in terms of total number of prescriptions for albuterol inhalers during the first quarter of 2020, compared to 27.6% in the first quarter of 2019.

QVAR revenues in our North America segment in the first quarter of 2020 decreased by 29% to $45 million, compared to the first quarter of 2019, mainly due to increased price competition and lower volumes. QVAR maintained its second-place position in the inhaled corticosteroids category in the United States, with an exit market share of 20.8% in terms of total number of prescriptions during the first quarter of 2020, compared to 21.7% in the first quarter of 2019.

Anda revenues in our North America segment in the first quarter of 2020 increased by 13% to $426 million, compared to $379 million in the first quarter of 2019, mainly due to higher volume increases primarily related to the COVID-19 pandemic.

North America Gross Profit

Gross profit from our North America segment in the first quarter of 2020 was $1,062 million, an increase of 2%, compared to $1,039 million in the first quarter of 2019. This increase was mainly due to the change in mix of revenues, as discussed above.

Gross profit margin for our North America segment in the first quarter of 2020 increased to 51.0%, compared to 50.8% in the first quarter of 2019.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the first quarter of 2020 was $550 million, an increase of 10%, compared to $498 million in the first quarter of 2019. This increase was due to higher revenues and lower expenses as discussed above.

Europe Segment

Our Europe segment includes the European Union and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended March 31, 2020 and 2019:

	Three months ended March 31,
	2020		2019
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,402	100%	$1,264	100%
Gross profit	823	58.7%	730	57.8%
R&D expenses	55	3.9%	66	5.2%
S&M expenses	202	14.4%	215	17.0%
G&A expenses	66	4.7%	48	3.8%
Other (income) expense	(1)	§	(1)	§
Segment profit*	$502	35.8%	$403	31.9%
___________
* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our Europe segment in the first quarter of 2020 were $1,402 million, an increase of 11% or $138 million, compared to the first quarter of 2019. In local currency terms, revenues increased by 13%, mainly due to higher demand for certain products resulting from the impact of the COVID-19 pandemic on purchasing patterns as well as continuing growth in generics and new generic product launches, partially offset by price declines for oncology products as a result of generic competition and a decline in COPAXONE revenues due to competing glatiramer acetate products.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended March 31, 2020 and 2019:

	Three months ended March 31,		Percentage Change
	2020	2019	2019-2020
	(U.S. $ in millions)
Generic products	$1,032	$919	12%
COPAXONE	109	114	(4%)
Respiratory products	106	91	16%
AJOVY	4	-	NA
Other	151	140	7%
Total	$1,402	$1,264	11%

Generic products revenues in our Europe segment in the first quarter of 2020, including OTC products, increased by 12% to $1,032 million, compared to the first quarter of 2019. In local currency terms, revenues increased by 16% compared to the first quarter of 2019, mainly due to higher demand for certain products resulting from the impact of the COVID-19 pandemic on purchasing patterns as well as continuing growth in generics and new generic product launches. We estimate that the impact of the COVID-19 pandemic on advanced purchasing patterns was approximately $100 million.

COPAXONE revenues in our Europe segment in the first quarter of 2020 decreased by 4% to $109 million, compared to the first quarter of 2019. In local currency terms, revenues decreased by 1%, mainly due to price reductions and volume decline, resulting from competing glatiramer acetate products, partially offset by higher demand due to the impact of the COVID-19 pandemic on purchasing patterns.

Respiratory products revenues in our Europe segment in the first quarter of 2020 increased by 16% to $106 million, compared to the first quarter of 2019. In local currency terms, revenues increased by 20%, mainly due to higher demand attributed to the impact of the COVID-19 pandemic.

AJOVY revenues in our Europe segment in the first quarter of 2020 were $4 million. AJOVY was granted a Marketing Authorization in the European Union by the European Medicines Agency (“EMA”) in a centralized process in April 2019. We commenced launching AJOVY in certain European markets in May 2019 and are moving forward with plans to launch in other European countries. In October 2019, we received approval from the EMA for AJOVY’s auto-injector submission in the European Union and we commenced launch in March 2020.

Europe Gross Profit

Gross profit from our Europe segment in the first quarter of 2020 was $823 million, an increase of 13% compared to $730 million in the first quarter of 2019. This increase was mainly due to higher revenues, as discussed above.

Gross profit margin for our Europe segment in the first quarter of 2020 increased to 58.7%, compared to 57.8% in the first quarter of 2019. The increase was mainly due to higher revenues from generic products with higher profitability and lower inventory write offs.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the first quarter of 2020 was $502 million, an increase of 25%, compared to $403 million in the first quarter of 2019. This increase was mainly due to higher revenues and lower expenses as discussed above.

International Markets Segment

Our International Markets segment includes all countries other than those in our North America and Europe segments. The key markets in this segment are Japan, Russia and Israel.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended March 31, 2020 and 2019:

	Three months ended March 31,
	2020		2019
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$565	100%	$521	100%
Gross profit	305	54.0%	269	51.7%
R&D expenses	15	2.7%	22	4.2%
S&M expenses	106	18.8%	115	22.0%
G&A expenses	34	6.0%	36	6.8%
Other (income) expense	(6)	(1.1%)	-	§
Segment profit*	$156	27.6%	$97	18.6%
__________
* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

**The data presented for prior periods have been revised to reflect a revision in the presentation of net revenues and cost of sales in the consolidated financial statements. See note 1c to our consolidated financial statements for additional information.

Revenues from our International Markets segment in the first quarter of 2020 were $565 million, an increase of $44 million, or 8%, compared to the first quarter of 2019. In local currency terms, revenues increased 5% compared to the first quarter of 2019, mainly due to higher sales in Latin America, Asia-Pacific, Ukraine and Russia, partially offset by lower sales in Japan. The revenues in the first quarter of 2020 included $35 million from a positive hedging impact, which are included in "Other" in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended March 31, 2020 and 2019:

	Three months ended March 31,		Percentage Change
	2020	2019	2019-2020
	(U.S. $ in millions)
Generic products	$449	$441	2%
COPAXONE	12	13	(11%)
Other	104	67	57%
Total	$565	$521	8%
_________

*The data presented for prior periods have been revised to reflect a revision in the presentation of net revenues and cost of sales in the consolidated financial statements. See note 1c to our consolidated financial statements for additional information.

Generic products revenues in our International Markets segment in the first quarter of 2020, which include OTC products, increased by 2% to $449 million, compared to the first quarter of 2019. In local currency terms, revenues increased by 6%, mainly due to higher sales in Latin America, Asia-Pacific, Ukraine and Russia, partially offset by lower sales in Japan resulting from generic competition to off-patented products.

COPAXONE revenues in our International Markets segment in the first quarter of 2020 decreased by 11% to $12 million, compared to $13 million in the first quarter of 2019. In local currency terms, revenues decreased by 1%.

International Markets Gross Profit Gross profit from our International Markets segment in the first quarter of 2020 was $305 million, an increase of 13% compared to $269 million in the first quarter of 2019.

Gross profit margin for our International Markets segment in the first quarter of 2020 increased to 54.0%, compared to 51.7% in the first quarter of 2019. This increase was mainly due to higher sales and the hedging activity discussed above.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the first quarter of 2020 was $156 million, an increase of 61%, compared to $97 million in the first quarter of 2019. This increase was mainly due to higher sales and the positive impact from the hedging activity discussed above.

Other Activities

We have other sources of revenue, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Our revenues from other activities in the first quarter of 2020 were $307 million, a decrease of 3% compared to the first quarter of 2019. In local currency terms, revenues decreased by 2%.

API sales to third parties in the first quarter of 2020 were $177 million, a decrease of 5% in both U.S. dollar and local currency terms, compared to the first quarter of 2019. This decrease was mainly due to timing of certain orders and divestment of certain activities.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on May 7, 2020 at 8:00 a.m. ET to discuss its first quarter 2020 results and overall business environment. A question & answer session will follow.

United States: 1 (866) 966-1396

International: +44 (0) 2071 928000

Israel: 1 (809) 203-624

For a list of other international toll-free numbers, click here.

Passcode: 9735219.

A live webcast of the call will also be available on Teva’s website at: ir.tevapharm.com. Please log in at least 10 minutes prior to the conference call in order to download the required software.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website or by calling United States 1-866-311-1332; International +44 (0) 3333 009785; passcode: 9735219.

About Teva
Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures
This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP net income and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; consolidation of our customer base and commercial alliances among our customers; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; competition for our specialty products, especially COPAXONE®, our leading medicine, which faces competition from existing and potential additional generic versions, competing glatiramer acetate products and orally-administered alternatives; the uncertainty of commercial success of AJOVY® or AUSTEDO®; competition from companies with greater resources and capabilities; delays in launches of new products and our ability to achieve expected results from investments in our product pipeline; ability to develop and commercialize biopharmaceutical products; efforts of pharmaceutical companies to limit the use of generics, including through legislation and regulations and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including uncertainty regarding the magnitude, duration, and geographic reach of the COVID-19 pandemic and its impact on our business, financial condition, operations, cash flows, and liquidity and on the economy in general; manufacturing or quality control protocols; interruptions in our supply chain, including due to potential effects of the COVID-19 pandemic on our operations and business in geographic locations impacted by the pandemic and on the business operations of our customers and suppliers; our ability to successfully execute and maintain the activities and efforts related to the measures we have taken or may take in response to the COVID-19 pandemic and associated costs therewith; challenges associated with conducting business globally, including adverse effects of the COVID-19 pandemic; costs resulting from the extensive governmental regulation to which we are subject or delays in governmental processing time due to modified government operations due to the COVID-19 pandemic, including effects on product and patent approvals due to the COVID-19 pandemic; disruptions of information technology systems; and our ability to successfully compete in the marketplace;
  our business and operations in general, including: effectiveness of our restructuring plan announced in December 2017; our ability to attract, hire and retain highly skilled personnel; our ability to develop and commercialize additional pharmaceutical products; compliance with anti-corruption sanctions and trade control laws; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including adverse effects of political or economic instability, major hostilities or terrorism; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; our prospects and opportunities for growth if we sell assets and potential difficulties related to the operation of our new global enterprise resource planning (ERP) system;
  compliance, regulatory and litigation matters, including: increased legal and regulatory action in connection with public concern over the abuse of opioid medications in the U.S. and our ability to reach a final resolution of the remaining opioid-related litigation; costs and delays resulting from the extensive governmental regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; governmental investigations into S&M practices; potential liability for patent infringement; product liability claims; increased government scrutiny of our patent settlement agreements; failure to comply with complex Medicare and Medicaid reporting and payment obligations; and environmental risks;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the first quarter of 2020 and in our Annual Report on Form 10-K for the year ended December 31, 2019, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended March 31,
		2020	2019
		(Unaudited)	(Unaudited)
Net revenues		4,357	4,149
Cost of sales		2,294	2,293
Gross profit		2,063	1,856
Research and development expenses		221	261
Selling and marketing expenses		613	648
General and administrative expenses		304	292
Intangible assets impairment		649	469
Other asset impairments, restructuring and other items		121	1
Legal settlements and loss contingencies		(25)	57
Other income		(13)	(6)
Operating income (loss)		191	134
Financial expenses – net		224	218
Income (loss) before income taxes		(33)	(84)
Income taxes (benefit)		(59)	9
Share in losses of associated companies- net		1	4
Net income (loss)		25	(97)
Net income attributable to non-controlling interests		(44)	8
Net income (loss) attributable to Teva		69	(105)
Net income (loss) attributable to Teva's ordinary shareholders		69	(105)

Earnings (loss) per share attributable to ordinary shareholders:	Basic ($)	0.06	(0.10)
	Diluted ($)	0.06	(0.10)
Weighted average number of shares (in millions):	Basic	1,093	1,090
	Diluted	1,096	1,090

Non-GAAP net income attributable to ordinary shareholders:*		835	654
Non-GAAP net income attributable to ordinary shareholders for diluted earnings per share:		835	654

Non-GAAP earnings per share attributable to ordinary shareholders:*	Basic ($)	0.76	0.60
	Diluted ($)	0.76	0.60

Non-GAAP average number of shares (in millions):	Basic	1,093	1,090
	Diluted	1,096	1,093

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)

	March 31, 2020	December 31, 2019
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	1,804	1,975
Accounts receivables, net of allowance for credit losses of $127 million and $135 million as of March 31, 2020 and December 31, 2019	5,189	5,676
Inventories	4,290	4,422
Prepaid expenses	977	870
Other current assets	538	434
Assets held for sale	86	87
Total current assets	12,884	13,464
Deferred income taxes	440	386
Other non-current assets	550	591
Property, plant and equipment, net	6,221	6,436
Operating lease right-of-use assets	489	514
Identifiable intangible assets, net	10,256	11,232
Goodwill	24,490	24,846
Total assets	55,330	57,470

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	1,630	2,345
Sales reserves and allowances	5,662	6,159
Accounts payables	1,710	1,718
Employee-related obligations	540	693
Accrued expenses	1,718	1,869
Other current liabilities	1,061	889
Total current liabilities	12,322	13,674

Long-term liabilities:
Deferred income taxes	912	1,096
Other taxes and long-term liabilities	2,624	2,640
Senior notes and loans	24,473	24,562
Operating Lease Liabilities	411	435
Total long-term liabilities	28,420	28,733
Equity:
Teva shareholders’ equity	13,531	13,972
Non-controlling interests	1,057	1,091
Total equity	14,588	15,063
Total liabilities and equity	55,330	57,470

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended March 31,
	2020	2019
Operating activities:
Net income (loss)	25	$(97)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	399	443
Impairment of long-lived assets	724	489
Net change in operating assets and liabilities	(666)	(805)
Deferred income taxes – net and uncertain tax positions	(233)	(33)
Stock-based compensation	30	34
Net loss (gain) from sale of long-lived assets and investments	24	(2)
Other items	2	83
Net cash provided by operating activities	305	112

Investing activities:
Beneficial interest collected in exchange for securitized accounts receivables	368	362
Purchases of property, plant and equipment	(128)	(125)
Proceeds from sale of long-lived assets	6	11
Other investing activities	6	24
Net cash provided by investing activities	252	272

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	(700)	(126)
Tax withholding payments made on shares and dividends	-	(52)
Other financing activities	-	(11)
Net cash used in financing activities	(700)	(189)
Translation adjustment on cash and cash equivalents	(28)	(4)
Net change in cash and cash equivalents	(171)	191
Balance of cash and cash equivalents at beginning of period	1,975	1,782

Balance of cash and cash equivalents at end of period	$1,804	$1,973

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$375	$396

	Three Months Ended March 31, 2020
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement										Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Other R&D expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non-GAAP items	Other items
Cost of sales	2,294	223					4	6		15		2,046
R&D expenses	221				(4)			5		-		221
S&M expenses	613	35						9		-		570
G&A expenses	304							10		4		290
Other (income) expense	(13)									0		(13)
Legal settlements and loss contingencies	(25)		(25)									-
Other assets impairments, restructuring and other items	121			75		39			6	1		-
Intangible assets impairments	649			649								-
Financial expenses, net	224										11	213
Income taxes	(59)										(234)	175
Share in losses of associated companies – net	1										-	1
Net income (loss) attributable to non-controlling interests	(44)										(63)	20
Total reconciled items		258	(25)	724	(4)	39	4	30	6	20	(286)

EPS - Basic	0.06										0.70	0.76
EPS - Diluted	0.06										0.70	0.76

The non-GAAP diluted weighted average number of shares was 1,096 million for the three months ended March 31, 2020.

	Three Months Ended March 31, 2019
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement												Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Acquisition, integration and related expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non-GAAP items	Other items	Corresponding tax effect	Unusual tax item*
Cost of sales**	2,293	248					4	7		35				1,999
R&D expenses	261							6		-				255
S&M expenses	648	35						10						602
G&A expenses	292							12		-				280
Other (income) expense	(6)													(6)
Legal settlements and loss contingencies	57		57											-
Other assets impairments, restructuring and other items	1			20	2	32			(71)	19				-
Intangible assets impairments	469			469										-
Financial expenses, net	218										(2)			220
Income taxes	9											(177)	61	125
Share in losses of associated companies – net	4										-			4
Net income (loss) attributable to non-controlling interests	8										(8)			16
Total reconciled items		283	57	489	2	32	4	34	(71)	54	(10)	(177)	61

EPS - Basic	(0.10)												0.70	0.60
EPS - Diluted	(0.10)												0.70	0.60

		* Interest disallowance as a result of the U.S. Tax Cuts and Jobs Act.
		**The data presented for prior periods has been revised to reflect a revision in the presentation of net revenues and cost of sales in the consolidated financial statements. See note 1c to our consolidated financial statements for additional information.
		The non-GAAP diluted weighted average number of shares was 1,093 million for the three months ended March 31, 2019.

	Segment Information

	North America		Europe		International Markets
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2020	2019	2020	2019	2020	2019

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,082	$2,047	$1,402	$1,264	$565	$521
Gross profit	1,062	1,039	823	730	305	269
R&D expenses	146	165	55	66	15	22
S&M expenses	251	268	202	215	106	115
G&A expenses	118	112	66	48	34	36
Other (income) loss	(2)	(4)	(1)	(1)	(6)	-
Segment profit	$550	$498	$502	$403	$156	$97

Reconciliation of our segment profit
to consolidated income before income taxes

	Three months ended March 31,
	2020	2019

	(U.S.$ in millions)

North America profit	$550	$498
Europe profit	502	403
International Markets profit	156	97
Total segment profit	1,208	998
Profit of other activities	36	21
	1,244	1,019
Amounts not allocated to segments:
Amortization	258	283
Other asset impairments, restructuring and other items	121	1
Intangible asset impairments	649	469
Legal settlements and loss contingencies	(25)	57
Other unallocated amounts	49	75

Consolidated operating income (loss)	191	134
Financial expenses - net	224	218
Consolidated loss before income taxes	$(33)	$(84)

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	March 31,		Percentage Change
	2020	2019	2019-2020
	(U.S.$ in millions)
North America segment
Generic products	$952	$966	(1%)
AJOVY	29	20	44%
AUSTEDO	122	74	64%
BENDEKA/TREANDA	105	122	(14%)
COPAXONE	198	208	(5%)
ProAir*	59	59	1%
QVAR	45.497	63.676	(29%)
Anda	426	379	13%
Other	146	155	(6%)
Total	2,082	2,047	2%

	Three months ended
	March 31,		Percentage Change
	2020	2019	2019-2020
	(U.S.$ in millions)
Europe segment
Generic medicines	$1,032	$919	12%
COPAXONE	109	114	(4%)
Respiratory products	106	91	16%
AJOVY	4	-	NA
Other	151	140	7%
Total	1,402	1,264	11%

	Three months ended
	March 31,		Percentage Change
	2020	2019	2019-2020
	(U.S.$ in millions)
International Markets segment
Generics medicines	$449	$441	2%
COPAXONE	12	13	(11%)
Other	104	67	57%
Total	565	521	8%
*The data presented for prior periods have been revised to reflect a revision in the presentation of net revenues and cost of sales in the consolidated financial statements.

Free cash flow reconciliation
(Unaudited)

	Three months ended March 31,
	2020	2019

	(U.S. $ in millions)

Net cash provided by operating activities	305	112
Beneficial interest collected in exchange for securitized accounts receivables, included in investing activities	368	362
Capital investment	(128)	(125)
Proceeds from sale of long lived assets	6	11
Free cash flow	$551	$360

Contacts

IR Contacts
United States
Kevin C. Mannix (215) 591-8912

Ran Meir 972 (3) 926-7516

PR Contacts
United States
Kelley Dougherty (973) 832-2810

Israel
Yonatan Beker 972 (54) 888 5898